                                                                     EXHIBIT 12

GTE Southwest Incorporated
STATEMENT OF THE RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)



                                                                  Six Months Ended
                                                                    June 30, 1998
                                                                  ----------------
Net earnings available for fixed charges:
  Income before extraordinary charge                                $    122,244
  Add - Income taxes                                                      63,899
      - Fixed charges                                                     40,874
                                                                    ------------

Adjusted earnings                                                   $    227,017
                                                                    ============

Fixed charges:
  Interest expense                                                  $     36,292
  Portion of rent expense
      representing interest                                                4,582
                                                                    ------------

Adjusted fixed charges                                              $     40,874
                                                                    ============


RATIO OF EARNINGS TO FIXED CHARGES                                          5.55